Exhibit 3.11



                            ARTICLES OF INCORPORATION

                                       OF

                             ATHENS PACKAGING, INC.

                                       I.

The name of the corporation is "Athens Packaging, Inc."

                                       II.

The number of shares the corporation is authorized to issue is One Thousand.

                                      III.

The street address of the initial registered office of the corporation is c/o C T Corporation System, 1201 Peachtree Street, NE, Atlanta, Fulton County, GA 30361 and the initial registered agent of the corporation at such address is C T Corporation System.

                                       IV.

The name and address of each incorporator is: S.A. Vertrees, 208 S. LaSalle Street, Chicago, Illinois 60604.

                                       V.

The mailing address of the initial principal office of the corporation is 677 Larch Avenue, Elmhurst, Illinois.


IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

This 17th day of August, 1992



                                                     ---------------------------
                                                     S.A. Vertrees, Incorporator